Exhibit 99.1

#08-19

News Release
CONTACT:
Greg Powell
Vice President, Investor Relations
B/E Aerospace, Inc.
(561) 791-5000 ext. 1450

B/E AEROSPACE SECOND QUARTER RESULTS EXCEED EXPECTATIONS;
RECORD NET SALES UP 31%; RECORD OPERATING EARNINGS UP 42%;
RECORD NET INCOME AND NET EARNINGS PER SHARE UP 90%;
RAISES 2008 FINANCIAL GUIDANCE

WELLINGTON, FL, July 29, 2008 – B/E Aerospace, Inc. (Nasdaq: BEAV), the world’s leading manufacturer of aircraft cabin interior products and the leading aftermarket distributor of aerospace fasteners, today announced financial results for the second quarter of 2008.

HIGHLIGHTS

•	Record second quarter net sales of $522.2 million reflect 31.1 percent year-over-year organic growth.

•
Record second quarter operating earnings of $84.3 million increased by 41.7 percent as compared with the second quarter of the prior year.  Second quarter operating margin of 16.1 percent expanded by 120 basis points compared to the second quarter of the prior year.

•
Record second quarter net earnings of $53.9 million increased by 89.8 percent as compared with the second quarter of the prior year.  Second quarter net earnings per diluted share of $0.59 increased by 90.3 percent.

•
Record bookings for the quarter totaled approximately $610 million representing a book-to-bill ratio of approximately 1.2:1.  Backlog as of June 30, 2008 was a record at approximately $2.4 billion and is up approximately 26 percent compared to June 30, 2007.

•	On July 28, 2008 the company completed its acquisition of Honeywell’s Consumables Solutions distribution business (HCS) for $1.05 billion which consisted of $901.4 million in cash consideration and six million shares of the company’s common stock.

•	The company raised its full-year 2008 financial guidance by $0.02 per diluted share to approximately $2.37 per diluted share, excluding the impact of HCS transaction related effects.

SECOND QUARTER PERFORMANCE

The 41.7 percent growth in operating earnings as compared to the second quarter of last year was driven primarily by the 31.1 percent increase in revenues and the 120 basis point expansion in operating margin.  Revenue growth was driven by robust market conditions and market share gains.  The 16.1 percent operating margin primarily reflects strong margin expansion in the distribution, interior systems and business jet segments.  The 120 basis point margin improvement was achieved in spite of start-up and learning curve costs on new programs in the seating and engineering services segments.

Net earnings for the second quarter were $53.9 million, or $0.59 per diluted share, as compared with net earnings of $28.4 million, or $0.31 per diluted share, in the second quarter of 2007.  Second quarter 2008 earnings per diluted share of $0.59 increased by 90.3 percent or $0.28 per diluted share as compared to the prior year period.  The prior year period included debt prepayment costs of approximately $0.08 per share.  Excluding prior year debt prepayment costs earnings per diluted share increased by 51.3 percent versus the prior year.

SECOND QUARTER SEGMENT DISCUSSION

Net sales by segment were as follows:

	NET SALES
	Three Months Ended June 30,
	($ in millions)
	2008	2007	Percent Change
Distribution	$123.6	$96.3	28.3%
Interior Systems	104.2	85.6	21.7%
Seating	183.4	145.4	26.1%
Business Jet	72.4	44.5	62.7%
Engineering Services	38.6	26.4	46.2%
Total	$522.2	$398.2	31.1%

The distribution segment revenue growth rate of 28.3 percent reflects the significant ongoing investments in product line expansion, the broad-based increase in aftermarket demand for aerospace fasteners and continued market share gains.

The interior systems segment revenue growth rate of 21.7 percent reflects both higher aftermarket demand as well as a higher level of new wide-body aircraft deliveries.  Seating segment revenue growth of 26.1 percent reflects the scheduled deliveries of major new programs.

Business jet segment revenues increased by 62.7 percent reflecting strong demand for both business jet interior equipment and super first class products.  The engineering services segment revenue growth rate was 46.2 percent reflecting the ramp-up of new programs.

The following is a summary of operating earnings by segment:

	OPERATING EARNINGS
	Three Months Ended June 30,
	($ in millions)
	2008	2007	Percent Change
Distribution	$31.6	$21.8	45.0%
Interior Systems	23.1	15.5	49.0%
Seating	20.1	16.8	19.6%
Business Jet	9.1	4.5	102.2%
Engineering Services	0.4	0.9	(55.6%)
Total	$84.3	$59.5	41.7%

Distribution segment operating earnings of $31.6 million were 45.0 percent greater than the same period last year.  The distribution segment operating margin was 25.6 percent and expanded by 300 basis points as compared with the second quarter of 2007, reflecting the synergies from the New York Fasteners (NYF) integration and a significantly improved and expanded mix of products on a number of programs.

Interior systems segment operating earnings of $23.1 million increased 49.0 percent, as compared with the same period in the prior year.  The interior systems segment operating margin increased by 410 basis points to 22.2 percent.  This significant margin expansion is primarily the result of the synergies arising from the Draeger Aerospace GmbH (Draeger) integration, operational efficiency initiatives and operating leverage.

Seating segment operating earnings of $20.1 million increased 19.6 percent, as compared to the same period in the prior year.  The operating margin for the second quarter of 11.0 percent increased by 70 basis points on a sequential quarterly basis reflecting ongoing operational improvements as well as the impact of start-up and learning curve costs on new programs.

Business jet segment operating earnings increased by 102.2 percent as compared with the same period in the prior year as a result of the 62.7 percent increase in revenue and the 250 basis point increase in operating margin to 12.6 percent.   The significant margin expansion reflects substantially improved operational efficiency, particularly on new programs begun in 2007 and operating leverage at the higher sales level.

The engineering services segment operating earnings of $0.4 million during the second quarter of 2008 improved by $2.8 million on a sequential quarterly basis reflecting ongoing operational improvements on new programs.

SIX-MONTH CONSOLIDATED RESULTS

For the six months ended June 30, 2008, operating earnings increased 39.5 percent as compared to the same period in the prior year.  Operating earnings growth was driven primarily by the 26.6 percent increase in revenue and the 150 basis point expansion in operating margin.  Revenue growth was driven primarily by robust market conditions and market share gains.  The 16.2 percent operating margin primarily reflects strong margin expansion in the distribution, interior systems and business jet segments.  The 150 basis point margin improvement was achieved in spite of start-up and learning curve costs on new programs in the seating and engineering services segments.

For the six months ended June 30, 2008, earnings before income taxes of $156.6 million increased by $66.4 million, or 73.6 percent, as compared with the same period in 2007.  Net earnings of $102.4 million increased by $41.9 million, or 69.3 percent, as compared with the same period in the prior year.  Earnings per diluted share of $1.11 increased by 56.3 percent as compared with the same period in the prior year reflecting the 69.3 percent increase in net earnings and a 7.6 percent increase in the number of shares outstanding in the current period, along with the effects of debt prepayment costs and a lower tax rate in the prior year period.

The following is a summary of net sales and operating earnings by segment:

	NET SALES
	Six Months Ended June 30,
	($ in millions)
	2008	2007	Percent Change
Distribution	$245.6	$193.2	27.1%
Interior Systems	197.4	166.7	18.4%
Seating	334.3	289.8	15.4%
Business Jet	145.1	88.6	63.8%
Engineering Services	73.0	47.7	53.0%
Total	$995.4	$786.0	26.6%

	OPERATING EARNINGS
	Six Months Ended June 30,
	($ in millions)
	2008	2007	Percent Change
Distribution	$66.9	$41.5	61.2%
Interior Systems	41.5	30.1	37.9%
Seating	35.6	33.7	5.6%
Business Jet	19.7	8.9	121.3%
Engineering Services	(2.0)	1.7	NM
Total	$161.7	$115.9	39.5%

For the six months ended June 30, 2008, the distribution segment operating earnings of $66.9 million increased by 61.2 percent, reflecting the 27.1 percent increase in revenue and the 570 basis point margin expansion.  The 27.2 percent operating margin reflects the synergies from the NYF integration and a significantly improved and expanded mix of products on a number of programs. The interior systems segment operating earnings of $41.5 million increased by 37.9 percent, reflecting the 18.4 percent increase in revenue and the 290 basis point expansion in operating margin to 21.0 percent.  The significant expansion in operating margin was primarily the result of synergies arising from the Draeger integration, operational efficiency initiatives and operating leverage.  The seating segment operating earnings of $35.6 million, or 10.6 percent of sales, increased by $1.9 million as compared with the prior year period and reflects the impact of start-up and learning curve costs on new programs during the 2008 period.  The business jet segment operating earnings of $19.7 million increased by 121.3 percent versus the prior year as a result of the 63.8 percent increase in revenue and the 360 basis point increase in operating margin to 13.6 percent.  The significant margin expansion reflects substantially improved operational efficiency, particularly on new programs begun in 2007, and operating leverage at the higher sales level.  The engineering services segment operating loss of $2.0 million was primarily the result of start-up and learning curve costs on new programs incurred in the first quarter of the year.

LIQUIDITY AND BALANCE SHEET METRICS

As of June 30, 2008, the company’s net debt-to-net-capital ratio was 5.3 percent and net debt was $76.6 million, which represents total debt of $151.6 million less cash and cash equivalents of $75.0 million.  As of June 30, 2008, the company had no borrowings outstanding on its $200 million revolving credit facility.  Working capital as of June 30, 2008 of $817.6 million, increased by $106.0 million, or 14.9 percent, as compared with December 31, 2007 as a result of the 26.6 percent increase in revenues and the 26 percent increase in backlog during the first half of the current year compared to the first half of the prior year.  Accounts receivable increased by $79.6 million on the higher sales level while inventories increased by $96.9 million reflecting the substantial increase in backlog and further expansion of the company’s fastener product line.

On July 1, 2008 the company issued $600 million of 8.5 percent senior unsecured notes due 2018.  On July 28, 2008 the company entered into a new senior secured credit facility, dated as of July 28, 2008 (the “Credit Agreement”).  The Credit Agreement provides for a five-year, $350 million revolving credit facility and a six-year, $525 million term loan facility.  The Credit Agreement requires the company to comply with certain covenants, including leverage and interest coverage ratio covenants.

A portion of the term loan borrowings under the Credit Agreement were used to repay the Existing Credit Agreement in full, which was terminated, and to pay related fees and expenses.  The company used approximately $316.6 million of term loan borrowings under the Credit Agreement and $584.8 million of net proceeds from its 8.5 percent senior unsecured notes offering to pay the cash consideration for the acquisition of HCS which closed on July 28, 2008.

As of June 30, 2008, on a pro forma basis, adjusted to reflect the acquisition of HCS and the repayment of the Existing Credit Agreement described above, total debt, net debt, assuming cash and cash equivalents of $75.0 million, and the company’s net debt-to-net-capital ratio would have been $1,126.6 million, $1,031.1 million and 40.3 percent, respectively.  On a pro forma basis, giving effect to the HCS acquisition the entire $350 million revolver would have been undrawn.

The company generated free cash flow (defined as net cash flows from operating activities minus capital expenditures) of $41.3 million in the second quarter of 2008.  Exclusive of the inventory investments made during the second quarter in anticipation of the HCS acquisition, free cash flow would have been approximately $55 million.  The company expects to generate approximately $150 million of free cash flow for 2008 exclusive of the impact of HCS on free cash flow.  The company expects to substantially increase its investments in consumables inventories during the balance of 2008 as it begins to transition the HCS business to the company’s stocking distribution business model.   In addition, the company expects to begin to incur acquisition related integration and transition costs.  Free cash flow during 2008 will be reduced by the amount of such additional investments and integration spending.

HCS ACQUISITION COMPLETED

On July 28, 2008, the company completed the acquisition of the assets of Honeywell’s Consumables Solutions distribution business (HCS).  The combination of HCS with the company’s distribution segment will create the leading global distribution and value added supply chain manager of aerospace hardware and other consumables with approximately 275,000 SKUs and next-day service from locations in all key geographic markets worldwide.  The transaction is expected to yield cost synergies of over $85 million per year, or approximately $0.55 per share on an annual basis by 2011, thereby creating substantial shareholder value.

“Our integration team has now been in place for six weeks.  Key to this effort is a seamless transition for our customers and suppliers,” commented Amin J. Khoury, Chairman and Chief Executive Officer of B/E Aerospace.  “We expect that we will begin to realize substantial cost synergies from the combination of the two businesses beginning in 2009.  Our aerospace consumables distribution segment should yield superior financial results as we integrate the businesses, expand our product offerings and transition the HCS business to our stocking distribution business model.”

“The HCS acquisition substantially expands B/E Aerospace’s customer base and doubles revenues from the military sector to over $200 million per year.  Importantly, this transaction cements a 20-year partnership with Honeywell to supply the consumables requirements of Honeywell’s aerospace production facilities.  Additionally, under this agreement we have the exclusive direct distribution rights for 30 years to distribute all consumables used in Honeywell’s proprietary aerospace and defense product suite on a worldwide basis directly to airlines, MROs, the military and other users.”

“We intend to invest in the HCS business over the next several years to transition it from a brokerage business model to our stocking distribution model and to leverage the combined business over our existing robust IT and automated inventory retrieval systems.  In doing so, we expect the former HCS business to realize an approximate doubling in profit margins.”

SOLID BOOKINGS QUARTER AND OUTLOOK

Bookings during the second quarter of 2008 were a record at approximately $610 million and reflect a book-to-bill ratio of approximately 1.2 to 1.  Backlog at the end of the quarter was a record at approximately $2.4 billion, and represents an increase of approximately 26 percent as compared with the company’s June 30, 2007 backlog.  Approximately 10 percent of the backlog represents orders from U.S. airlines, while approximately 64 percent is from international customers.  The strong bookings performance in the second quarter was broad-based and encompassed all of the company's business segments.  The interior systems segment had a record bookings quarter and requests for quotes continue at an all-time high.  Order activity from international customers was especially strong as a number of current customers expanded existing programs and/or placed orders for cabin interior equipment for additional aircraft types.  Aftermarket and spares demand was robust in all geographic regions, as airlines continue to make significant investments to maintain and upgrade their existing international wide-body fleets.  This trend has continued into the third quarter with an award from a major global airline for premium class products for its new-buy wide-body aircraft.

Commenting on the recent performance of B/E Aerospace, Mr. Khoury said, “I am pleased to report our record second quarter 2008 financial results.  We achieved especially strong results from our distribution, interior systems and business jet segments which drove the 120 basis point operating margin expansion during the quarter.  In addition to our strong financial performance during the quarter, we negotiated and arranged financing for the acquisition of Honeywell International’s aerospace distribution business.  This is truly a transformational, value creating transaction for the company and is expected to contribute robustly to the company’s expected continued superior earnings growth over the next several years.”

The company raised its full-year 2008 financial guidance by $0.02 per diluted share to approximately $2.37 per diluted share exclusive of HCS transaction related effects.  In addition, the company is confirming its recently raised full-year financial guidance for 2009 of approximately $2.85 per diluted share, and for 2010 of approximately $3.65 per diluted share.  The aforementioned financial guidance for 2008 excludes the impact of HCS transaction related effects, and for 2009 and 2010, excludes acquisition, integration and transition costs.

The following is a summary of financial guidance for 2008 through 2010:

	2008	2009	2010

EPS pre HCS acquisition	$2.37	$2.80	$3.50

EPS impact from HCS(a)	$(0.15)	$0.05	$0.15

EPS post HCS acquisition	$2.22	$2.85	$3.65

(a)Before acquisition, integration and transition costs.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements include, but are not limited to, B/E Aerospace’s financial guidance and industry expectations for the next several years and the expected benefits from the HCS acquisition.  Such forward-looking statements involve risks and uncertainties.  B/E Aerospace’s actual experience and results may differ materially from the experience and results anticipated in such statements.  Factors that might cause such a difference include changes in market and industry conditions and those discussed in B/E Aerospace’s filings with the Securities and Exchange Commission, which include its Proxy Statement, Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and

Current Reports on Form 8-K.  For more information, see the section entitled “Forward-Looking Statements” contained in B/E Aerospace’s Annual Report on Form 10-K and in other filings.  The forward-looking statements included in this news release are made only as of the date of this news release and, except as required by federal securities laws, we do not intend to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

About B/E Aerospace, Inc.

B/E Aerospace, Inc. is the world’s leading manufacturer of aircraft cabin interior products, and the leading aftermarket distributor of aerospace fasteners.  B/E Aerospace designs, develops and manufactures a broad range of products for both commercial aircraft and business jets.  B/E Aerospace manufactured products include aircraft cabin seating, lighting, oxygen, and food and beverage preparation and storage equipment.  The company also provides cabin interior design, reconfiguration and passenger-to-freighter conversion services.  Products for the existing aircraft fleet – the aftermarket – generate about 60 percent of sales.  B/E Aerospace sells and supports its products through its own global direct sales and product support organization.  For more information, visit the B/E Aerospace, Inc. website at www.beaerospace.com.

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	THREE MONTHS ENDED
	June 30, 2008	June 30, 2007
Net sales	$522.2	$398.2
Cost of sales	342.4	257.6
Selling, general and administrative	61.7	50.8
Research, development and engineering	33.8	30.3
Operating earnings	84.3	59.5
Operating margin	16.1%	14.9%
Interest expense, net	2.3	4.1
Loss on debt extinguishment	–	11.0
Earnings before income taxes	82.0	44.4
Income taxes	28.1	16.0
Net Earnings	$53.9	$28.4

Net Earnings per Common Share
Basic	$0.59	$0.31
Diluted	$0.59	$0.31
Common shares:
Basic weighted average	91.6	90.8
Diluted weighted average	92.1	91.5

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
(In Millions, Except Per Share Data)

	SIX MONTHS ENDED
	June 30, 2008	June 30, 2007
Net sales	$995.4	$786.0
Cost of sales	646.5	511.1
Selling, general and administrative	118.0	101.5
Research, development and engineering	69.2	57.5
Operating earnings	161.7	115.9
Operating margin	16.2%	14.7%
Interest expense, net	5.1	14.7
Loss on debt extinguishment	–	11.0
Earnings before income taxes	156.6	90.2
Income taxes	54.2	29.7
Net Earnings	$102.4	$60.5

Net Earnings per Common Share
Basic	$1.12	$0.71
Diluted	$1.11	$0.71
Common shares:
Basic weighted average	91.6	84.9
Diluted weighted average	92.0	85.5

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Millions)

	June 30, 2008	December 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$75.0	$81.6
Accounts receivable, net	297.6	218.0
Inventories, net	733.2	636.3
Deferred income taxes	14.4	62.4
Other current assets	19.8	21.7
Total current assets	1,140.0	1,020.0
Long-term assets	773.2	752.0
	$1,913.2	$1,772.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$322.4	$308.4
Long-term liabilities	208.5	205.5
Total stockholders’ equity	1,382.3	1,258.1
	$1,913.2	$1,772.0

BE AEROSPACE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in Millions)

	SIX MONTHS ENDED
	June 30, 2008	June 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$102.4	$60.5
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
Depreciation and amortization	18.0	16.9
Provision for doubtful accounts	0.8	0.3
Non-cash compensation	7.2	5.2
Deferred income taxes	49.4	27.1
Debt prepayment costs	–	11.0
Changes in operating assets and liabilities:
Accounts receivable	(78.1)	(43.4)
Inventories	(94.6)	(120.1)
Other current assets and other assets	(7.5)	(3.5)
Payables, accruals and other liabilities	13.6	4.5
Net cash flows provided by (used in) operating activities	11.2	(41.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13.3)	(14.7)
Other, net	(0.1)	(0.4)
Net cash flows used in investing activities	(13.4)	(15.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued	1.4	380.6
Principal payments on long-term debt	(0.3)	(351.4)
Debt origination and prepayment costs	(7.8)	(7.4)
Borrowings on line of credit	40.0	68.0
Repayments on line of credit	(40.0)	(68.0)
Net cash flows (used in) provided by financing activities	(6.7)	21.8

Effect of foreign exchange rate changes on cash and cash equivalents	2.3	0.8

Net decrease in cash and cash equivalents	(6.6)	(34.0)

Cash and cash equivalents, beginning of period	81.6	65.0

Cash and cash equivalents, end of period	$75.0	$31.0